EXHIBIT 99.1

TRIDENT ROWAN GROUP, INC. ANNOUNCES CLOSING OF TRANSACTION WITH CHINA-BASED COMTECH GROUP, INC.

NEW YORK--(BUSINESS WIRE)--July 23, 2004--Trident Rowan Group, Inc. (TRGI), a Maryland Corporation, announced today that it has consummated the previously announced transaction with Comtech Group, Inc., a Cayman Islands corporation. In accordance with the agreement, Comtech transferred all of its equity to Trident and Trident, in turn, issued to Comtech's shareholders 40,502,150 shares of its common stock. Comtech's shareholders now own approximately 91.2% of Trident's common stock.

In connection with the closing, Messrs. Mark Hauser and Mark Segall will continue to serve on Trident's board of directors and will be joined by Messrs. Jeffrey Kang, Bin Li, Zhou Li and Jason Kim and Ms. Amy Kong. Mr. Jeffrey Kang will assume the role as Chief Executive Officer of Trident.

Comtech, which when taking into account its predecessor company, began operations in 1995, is in the business of distributing electronic components, providing value added design services and developing and manufacturing electronic components for the telecommunications and electronic market and has a majority of its operating subsidiaries located in China. In 2003, Comtech generated approximately $43.2 million of revenues and approximately $3.4 million of net income.

Jeffrey Kang, Founder and Chief Executive Officer of Comtech and the new CEO of Trident stated, "We are very excited about closing this transaction with Trident and our ability to access the US capital markets."

Trident Rowan Group, Inc. has had no business operations since it completed disposing of all of its operating subsidiaries and real property. The Company has been actively examining opportunities to acquire or merge with another operating business since that time. Prior to the disposition of its operating companies, Trident was the owner of Moto Guzzi Corporation, an Italian manufacturer of luxury and high-performance motorcycles, (LITA), an Italian manufacturer of welded steel tubes used principally in the automobile and furniture industries, and Temporary Integrated Management, S.p.A. , a European turnaround management company.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including, among others, the risk that the acquisition may not be completed as scheduled, the acquired operations may not achieve the results expected and the risks inherent with doing business in China.